Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 25, 2022
Registration Statement Nos. 333-259868 and 333-259868-01

Joint Leads: BNP Paribas (str), Citi, Lloyds, Mizuho
Co-Managers: CIBC, UniCredit, US Bancorp

-ANTICIPATED CAPITAL STRUCTURE-

CLS	TOTAL(mm)	OFFER(mm)	WAL*	M/F	L.FNL	PXD	YLD	CPN	$PX
A-1	359.600	341.620	0.19	P-1/F1+	02/23	IL-1	0.20007	0.20007	100.00000
A-2	555.450	527.670	0.95	Aaa/AAA	10/24	EDSF+3	0.744	0.74	99.99732
A-3	555.450	527.670	2.21	Aaa/AAA	06/26	IntS+3	1.241	1.23	99.98300
A-4	176.540	167.710	3.52	Aaa/AAA	05/27	IntS+7	1.547	1.54	99.99305
B	42.240	** NOT OFFERED **
* Pricing Speed: 1.3 ABS to 5% Clean-Up Call

-TRANSACTION DETAILS-
Offered Size : $1.5bn+
Registration : SEC Reg
ERISA Eligible : Yes
RR Compliance : US – Yes, EU - Yes
Expected Ratings : Moody's / Fitch
Expected Pricing : Priced
Expected Settle : 1/31/22
Bloomberg Ticker : TAOT 2022-A

-MARKETING MATERIALS-
Preliminary Prospectus, Ratings FWP & CDI File: Attached
IntexNet: Deal Name: bptaot22a / Password: B4VY

-CUSIPS-
A1: 89239KAA9 / A2: 89239KAB7 / A3: 89239KAC5 / A4: 89239KAD3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BNP Paribas Securities Corp. can arrange to send you the prospectus if you request it by calling toll free at 1-800-854-5674